CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION

OF SHC ADVANCE SERVICES INC.

The undersigned, for the purposes of amending the Certificate of Incorporation of SHC Advance Services Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify that:

FIRST: The name of the Corporation is SHC Advance Services Inc. The date of filing of its original certificate of incorporation with the Secretary of State was October 14, 2010.

SECOND: The Board of Directors of the Corporation (the “Board”) duly adopted in accordance with Section 141(f) of the DGCL a resolution proposing and declaring advisable the following amendments to the Certificate of Incorporation of said Corporation:

(i) Article I of the Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

“ARTICLE I – NAME

The name of the Corporation is LVFAR Green Technology Corp. (the “Corporation”).”

(ii) The first paragraph of Article IV of the Certificate of Incorporation is hereby amended in its entirety to read as follows:

“ARTICLE IV—CAPITALIZATION

1.	Authorized Shares. The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred Thirty Million (130,000,000), consisting of One Hundred Million (100,000,000) shares of Common Stock, par value $0.001 per share (“Common Stock”), and Thirty Million (30,000,000) shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”).”

THIRD: The holders of a majority of the issued and outstanding voting stock of the Corporation have voted in favor of said amendments by written consent pursuant to Section 228 of the DGCL.

FOURTH: The aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Certificate of Incorporation of SHC Advance Services Inc. to be duly executed by the undersigned this 1st day of March, 2013.

SHC ADVANCE SERVICES INC.

By:	/s/ David Selengut
Name: David Selengut
Title: President